Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Nine Month Results
Richmond, VA February 8, 2021/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “Tobacco shipments in the third quarter of fiscal year 2021 exceeded our previous expectations as customer mandated timing for some shipments forecast for the fourth fiscal quarter were accelerated into the third fiscal quarter. As a result, total tobacco shipment volumes for the nine months ended December 31, 2020, are similar to those of the prior year’s comparable fiscal period. The majority of our remaining committed tobacco orders for the 2020 crop are packed and ready to ship, and we expect sustained strong tobacco shipment volumes in our fourth fiscal quarter of 2021 barring any unforeseen events including changes in shipment timing. In addition, our uncommitted tobacco inventory levels remain within our target range. We continue to believe our adjusted operating income for fiscal year 2021, which excludes restructurings and certain costs for acquisitions, will materially exceed that for fiscal year 2020, barring any unforeseen events including shipment delays due to lack of vessel or container availability, port congestion, or COVID-19 related uncertainties.”

Mr. Freeman reported net income for the quarter ended December 31, 2020, of $33.3 million, or $1.34 per diluted share, compared with net income of $26.0 million, or $1.04 per diluted share, for the prior year’s third fiscal quarter. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share increased by $27.5 million and $1.11, respectively, for the quarter ended December 31, 2020, compared to the quarter ended December 31, 2019. Operating income for the third quarter of fiscal year 2021 increased to $60.2 million compared to $44.1 million for the three months ended December 31, 2019.

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Net income for the nine months ended on December 31, 2020, was $48.0 million, or $1.94 per diluted share, compared with $56.1 million, or $2.23 per diluted share, for the same period of the prior fiscal year. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share increased by $3.4 million and $0.18, respectively, for the nine months ended December 31, 2020, compared to the nine months ended December 31, 2019. Operating income of $85.1 million for the nine months ended December 31, 2020, decreased by $9.8 million, compared to operating income of $94.8 million for the nine months ended December 31, 2019. Adjusted operating income, detailed in Other Items below, of $107.6 million increased by $10.9 million for the nine months ended December 31, 2020, compared to adjusted operating income of $96.7 million for the same period in the prior fiscal year.

Segment operating income was $103.0 million for the nine months ended December 31, 2020, an increase of $5.9 million, and for the quarter ended December 31, 2020, was $81.7 million, an increase of $37.6 million, both compared to the same periods last fiscal year. Results for the nine months and quarter ended December 31, 2020, reflected earnings improvements in the Tobacco Operations segment, primarily on strong tobacco shipment volumes in the third fiscal quarter, compared to the same periods in the prior fiscal year. Consolidated revenues increased by $87.9 million to $1.4 billion for the nine months ended December 31, 2021, and by $167.9 million to $672.9 million for the three months ended December 31, 2020, compared to the same periods in fiscal year 2020, on the strong tobacco shipment volumes in the third fiscal quarter and the addition of businesses acquired in calendar year 2020 to the Ingredients Operations segment.

Mr. Freeman continued, “We have also made considerable progress towards delivering on our capital allocation strategy in the third fiscal quarter of 2021. One pillar of this strategy is to deliver shareholder value through building and enhancing our plant-based ingredients platform. On October 1, 2020, we acquired Silva International, Inc., a natural, specialty dehydrated vegetable, fruit, and herb processing company. We have been working diligently throughout the quarter on integrating and exploring opportunities for synergies between our recently acquired businesses, FruitSmart, Inc. and Silva. During this process, we concluded that Carolina Innovative Food Ingredients, Inc., our sweet potato processing operation which we built from the ground up, was not a strategic fit for the platform’s long-term objectives due in part to its single-product focused, high capacity processing line and ongoing international competitor pricing pressures. We made the difficult but prudent decision to wind down the operation.

“Given our significant and strategic investments in our plant-based ingredients platform, we evaluated our operating segments for financial reporting purposes during the quarter ended December 31, 2020. Based on our evaluation, we determined that we conduct our operations across two primary reportable operating segments, Tobacco Operations and Ingredients Operations. The revised segments reflect how we manage the Company, allocate resources, and assess business performance. Prior period segment information has been recast retrospectively to reflect these changes.

“We are pleased with the ongoing integration of our plant-based ingredients platform, and with these acquisitions, we continue to expect the new platform will generate between 10% and 20% of our EBITDA in our fiscal year 2022, ahead of our capital allocation strategy objectives. We are excited about our plant-based ingredients platform and its potential for future success. We also remain committed to our role as the leading global leaf tobacco supplier. Supported by our compliance and sustainability programs, we continue to see opportunities to increase market share and enhance our leaf tobacco businesses. Operating and growing our businesses during the pandemic has not been easy, and our thoughts go out to
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all who have been impacted by COVID-19. We are deeply grateful for the confidence our customers have shown in us as well as their commitment to our business relationships during the pandemic. We would like to thank all of our employees, both new and old, for their hard work and our customers, growers, and other partners for their continued support, all of which has enabled us to continue to operate successfully during these unprecedented times.”

TOBACCO OPERATIONS
Operating income for the Tobacco Operations segment increased by $6.1 million to $107.7 million for the nine months and by $38.4 million to $84.1 million for the quarter ended December 31, 2020, compared with the same periods for fiscal year 2020. Strong tobacco shipment volumes in the third fiscal quarter benefited Tobacco Operations segment results for both the three and nine months ended December 31, 2020, and year-to-date tobacco shipment volumes as of December 31, 2020, were similar to those in the same period of fiscal year 2020. In the nine months ended December 31, 2020, increases in shipments of carryover crop tobaccos largely offset decreases in shipments of current crop tobacco caused in part by customer mandated shipment timing that has pushed some current crop shipments into our fourth fiscal quarter, compared to the same period in the prior fiscal year.

In the nine months ended December 31, 2020, sales volumes were up in Brazil and the United States on higher sales of carryover crop tobacco, while volumes decreased in Africa on weather reduced crop sizes, compared to the nine months ended December 31, 2019. In the quarter ended December 31, 2020, increased shipments of carryover tobacco from Africa, the United States, and Brazil, higher current crop shipments from Africa, and timing of receipt of distributions from unconsolidated affiliates benefited Tobacco Operations segment results, compared to the third quarter of fiscal year 2020. Segment results were also up in the nine months and quarter ended December 31, 2020, compared to the same periods in the prior fiscal year, on a favorable product mix and continued strong demand for wrapper tobaccos. Selling, general, and administrative costs for the segment were lower for the nine months and flat for the quarter ended December 31, 2020, compared to the same periods in the prior fiscal year. In the nine months ended December 31, 2020, selling, general, and administrative costs for the segment declined largely on favorable net foreign currency remeasurement comparisons, mainly in Indonesia, Brazil, and the Philippines, and lower travel costs. Revenues for the Tobacco Operations segment of $1.3 billion for the nine months and $623.9 million for the quarter ended December 31, 2020, were flat and up $120.0 million, respectively, compared to the same periods in the prior fiscal year, on tobacco shipment volumes and a more favorable sales mix in the third fiscal quarter.

INGREDIENTS OPERATIONS
As part of our capital allocation strategy to build and enhance our plant-based ingredients platform, we acquired two companies, FruitSmart on January 1, 2020, and Silva on October 1, 2020, and results for these operations are not included in the segment results for the comparable prior periods ended December 31, 2019. The operating loss for the Ingredients Operations segment was $4.7 million and $2.5 million, respectively, for the nine months and quarter ended December 31, 2020, compared to an operating loss of $4.5 million and $1.4 million, respectively, for the nine months and quarter ended December 31, 2019. In addition, results for the segment included costs from amortization of intangibles related to the acquisitions, which totaled $4.0 million and $2.4 million, respectively, in the nine months and quarter ended December 31, 2020, as well as a purchase accounting adjustment of $2.8 million that also reduced our results for the segment in the nine months and quarter ended December 31, 2020. Although results improved for our CIFI business in the nine months ended December 31, 2020, compared to the same period in the prior fiscal year, we made the strategic decision to wind down that operation in the quarter ended December 31, 2020. Our FruitSmart operations results for the first nine months of fiscal year 2021 were dampened by a
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less favorable product mix due to changes in customer demand as the ongoing COVID-19 pandemic reduced capacity at social venues that use FruitSmart products. Selling, general, and administrative expenses increased in the nine months and quarter ended December 31, 2020, on the addition of the acquired businesses. Revenues for the Ingredients Operations segment of $86.9 million for the nine months and $49.1 million for the quarter ended December 31, 2020, were up $83.9 million and $47.9 million, respectively, compared to the same periods in the prior fiscal year, on the addition of the revenues for the acquired businesses.

COVID-19 PANDEMIC IMPACT

On March 11, 2020, the World Health Organization declared the coronavirus (“COVID-19”) a pandemic. Foreign governmental organizations and governmental organizations in the United States have taken various actions to combat the spread of COVID-19, including imposing stay-at-home orders and closing “non-essential” businesses and their operations. We continue to closely monitor developments related to the ongoing COVID-19 pandemic and have taken and continue to take steps intended to mitigate the potential risks to us. It is paramount that our employees who operate our businesses are safe and informed. We have assessed and regularly update our existing business continuity plans for our business in the context of this pandemic. For example, we have taken precautions with regard to employee and facility hygiene, imposed travel limitations on our employees, directed certain employee groups to work remotely whenever possible, and we continue to assess protocols designed to protect our employees, customers and the public.

We continue to work with our suppliers to mitigate the impacts to our supply chain due to the ongoing pandemic. To date, we have not experienced a material impact to our supply chain, although the ongoing COVID-19 pandemic has resulted in delays in certain operations. In addition, our plant-based ingredients platform has seen some shifts in product mix due to the ongoing COVID-19 pandemic related to changes in customer demand. Since March 2020, we have at times also experienced increased volatility in foreign currency exchange rates, which we believe is in part related to the continued uncertainties from COVID-19, as well as actions taken by governments and central banks in response to COVID-19. We expect continued volatility in foreign currency exchange rates during fiscal year 2021, though we cannot reasonably estimate the duration or extent of that volatility.

We continue to monitor the impacts of the ongoing COVID-19 pandemic, which include slower processing of our products due to controlled staffing in our facilities that could lead to further delays of shipments to our customers. We believe we currently have sufficient liquidity to meet our current obligations and our business operations remain fundamentally unchanged other than shipping delays, which could continue to impact quarterly comparisons. This is, however, a rapidly evolving situation, and we cannot predict the extent, resurgence, or duration of the ongoing COVID-19 pandemic, the effects of it on the global, national or local economy, including the impacts on our ability to access capital, or its effects on our business, financial position, results of operations, and cash flows. We continue to monitor developments affecting our employees, customers and operations. We will take additional steps to address the spread of COVID-19 and its impacts, as necessary, and remain thankful for the hard work of our employees and the continued support of our customers, growers, and other partners during these challenging times.

OTHER ITEMS

Cost of goods sold in the nine months and quarter ended December 31, 2020, increased by 29% and 7% to $1.1 billion and $533.4 million, respectively, both compared with the same periods in the prior
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fiscal year, as a result of tobacco shipment volumes and the acquisition of businesses in the Ingredients Operations segment. Selling, general, and administrative costs for the nine months and quarter ended December 31, 2020, increased by $8.3 million to $161.2 million and by $10.5 million to $59.3 million, respectively, compared to the same periods in the prior fiscal year, on the business acquisitions in the Ingredients Operations segment. Increases in selling, general, and administrative costs in the nine months ended December 31, 2020, were partially offset by positive foreign currency remeasurement and exchange variances, primarily in Indonesia, Brazil, and the Philippines, and lower travel costs, compared with the same period in the prior year.

For the nine months and quarter ended December 31, 2020, our consolidated effective tax rate was 19% and 26%, respectively. For the nine months ended December 31, 2020, income tax expense included a $4.4 million benefit for final tax regulations regarding the treatment of dividends paid by foreign subsidiaries and a $2.9 million benefit in the third fiscal quarter of 2021 due to amending and finalizing prior year returns. Without these benefits, the consolidated effective tax rate for the nine months and quarter ended December 31, 2020, would have been approximately 29% and 32%, respectively.

Our consolidated effective tax rates for the nine months and quarter ended December 31, 2019, were approximately 30% and 26%, respectively. Income tax expense for the nine months ended December 31, 2019 included a $2.8 million net tax accrual for an unresolved tax matter at a foreign subsidiary and a $1.5 million benefit in the third fiscal quarter of 2020 due to amending and finalizing prior year returns. Without the effect of these items, the consolidated effective tax rate for the nine months and quarter ended December 31, 2019, would have been 29% and 30%, respectively.

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

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Universal Corporation

Adjusted Operating Income Reconciliation
	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands)	2020	2019	2020	2019
As Reported: Consolidated operating income	$60,186	$44,115	$85,065	$94,828
Silva acquisition purchase accounting adjustment (1)	2,800	—	2,800	—
Transaction costs for acquisitions(2)	2,252	939	3,915	1,864
Restructuring and impairment costs(3)	19,979	—	19,979	—
Fair value adjustment to contingent consideration for FruitSmart acquisition(4)	—	—	(4,173)	—
Adjusted operating income	$85,217	$45,054	$107,586	$96,692

Adjusted Net Income and Diluted Earnings Per Share
(in thousands and reported net of income taxes)	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
As Reported: Net income available to Universal Corporation	$33,273	$25,966	$48,049	$56,115
Silva acquisition purchase accounting adjustment (1)	2,800	—	2,800	—
Transaction costs for acquisitions(2)	2,252	939	3,915	1,864
Restructuring and impairment costs(3)	16,100	—	16,100	—
Fair value adjustment to contingent consideration for FruitSmart acquisition(4)	—	—	(4,173)	—
Interest expense related to an uncertain tax matter at a foreign subsidiary	—	—	1,849	—
Income tax benefit from dividend withholding tax liability reversal(5)	—	—	(4,421)	—
Income tax settlement for a foreign subsidiary(6)	—	—	—	2,766
Adjusted net income available to Universal Corporation	$54,425	$26,905	$64,119	$60,745

As reported: Diluted earnings per share	$1.34	$1.04	$1.94	$2.23
As adjusted: Diluted earnings per share	$2.19	$1.08	$2.59	$2.41
(1)The Company recognized an increase in cost of goods sold in the third quarter of fiscal year 2021, relating to the expensing of a fair value adjustment to inventory associated with the initial acquisition accounting for Silva. This cost is not deductible for U.S. income tax purposes.
(2)The Company incurred selling, general, and administrative expenses for due diligence and other transaction costs associated with the acquisitions of Silva (effective October 1, 2020) and FruitSmart (effective January 1, 2020). These costs are not deductible for U.S. income tax purposes.
(3)Restructuring and impairment costs are included in consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share. See Note 4 for additional information.
(4)The Company reversed a portion of the contingent consideration liability for the FruitSmart acquisition, as a result of certain performance metrics that are not expected to meet the required threshold stipulated in the purchase agreement.
(5)The Company recognized an income tax benefit for final U.S. tax regulations on certain dividends paid by foreign subsidiaries in a prior fiscal year.
(6)During the first quarter of fiscal year 2020, the Company recognized an income tax settlement charge related to operations at a foreign subsidiary.

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Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the ongoing COVID-19 pandemic; integration of FruitSmart, Inc. ("FruitSmart") and Silva International (“Silva”) and the impact of the FruitSmart and Silva acquisitions on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2020, and the Form 10-Q for the most recently ended fiscal quarter. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on February 8, 2021, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 8, 2021. A taped replay of the call will be available through February 23, 2021, by dialing (855) 859-2056. The confirmation number to access the replay is 7927999.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global agri-products supplier, operating in over 30 countries on five continents, that sources, processes, and supplies leaf tobacco and
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plant-based ingredients. Tobacco has been the Company’s principal focus since its founding in 1918, and Universal is the leading global leaf tobacco supplier. Through the Company’s plant-based ingredients platform, it provides high-quality, specialty vegetable- and fruit-based ingredients to food and beverage end markets. Universal has been finding innovative solutions to serve its customers and meet their agri-product needs for more than 100 years. The Company’s revenues for the fiscal year ended March 31, 2020, were $1.9 billion. Visit universalcorp.com for more information on Universal Corporation and the latest Company news.

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UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$672,931	$505,049	$1,365,767	$1,277,885
Costs and expenses
Cost of goods sold	533,431	412,076	1,103,744	1,030,233
Selling, general and administrative expenses	59,335	48,858	161,152	152,824
Other income	—	—	(4,173)	—
Restructuring and impairment costs	19,979	—	19,979	—
Operating income	60,186	44,115	85,065	94,828
Equity in pretax earnings (loss) of unconsolidated affiliates	1,506	(69)	2,089	2,281
Other non-operating income (expense)	30	633	(8)	1,893
Interest income	2	164	262	1,412
Interest expense	6,735	5,197	19,140	14,361
Income before income taxes and other items	54,989	39,646	68,268	86,053
Income taxes	14,548	10,328	12,678	26,093
Net income	40,441	29,318	55,590	59,960
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	(7,168)	(3,352)	(7,541)	(3,845)
Net income attributable to Universal Corporation	$33,273	$25,966	$48,049	$56,115

Earnings per share:
Basic	$1.35	$1.04	$1.95	$2.24
Diluted	$1.34	$1.04	$1.94	$2.23

See accompanying notes.

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UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2020	2019	2020
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$95,405	$64,734	$107,430
Accounts receivable, net	354,676	271,981	340,711
Advances to suppliers, net	102,795	120,079	133,778
Accounts receivable—unconsolidated affiliates	6,197	24,748	11,483
Inventories—at lower of cost or net realizable value:
Tobacco	814,287	937,661	707,298
Other	144,333	84,621	99,275
Prepaid income taxes	18,174	13,619	12,144
Other current assets	68,928	61,450	67,498
Total current assets	1,604,795	1,578,893	1,479,617

Property, plant and equipment
Land	22,499	22,510	21,376
Buildings	268,377	255,202	256,488
Machinery and equipment	662,854	609,976	634,395
	953,730	887,688	912,259
Less accumulated depreciation	(621,928)	(592,457)	(597,106)
	331,802	295,231	315,153
Other assets
Operating lease right-of-use assets	34,717	34,230	39,256
Goodwill and other intangibles, net	255,365	98,042	144,687
Investments in unconsolidated affiliates	85,610	77,783	77,543
Deferred income taxes	22,281	16,354	20,954
Other noncurrent assets	54,071	50,186	43,711
	452,044	276,595	326,151

Total assets	$2,388,641	$2,150,719	$2,120,921

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2020	2019	2020
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$129,603	$92,592	$78,033
Accounts payable and accrued expenses	156,421	130,165	140,202
Accounts payable—unconsolidated affiliates	7,416	7,494	55
Customer advances and deposits	14,498	8,230	10,242
Accrued compensation	22,744	21,761	23,710
Income taxes payable	6,650	1,991	5,334
Current portion of operating lease liabilities	9,014	8,394	9,823
Current portion of long-term debt	—	—	—
Total current liabilities	346,346	270,627	267,399

Long-term debt	518,047	368,698	368,764
Pensions and other postretirement benefits	66,764	55,305	70,680
Long-term operating lease liabilities	22,709	23,465	25,893
Other long-term liabilities	71,346	51,185	69,427
Deferred income taxes	46,414	28,228	29,474
Total liabilities	1,071,626	797,508	831,637

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,514,867 shares issued and outstanding at December 31, 2020 (24,693,557 at December 31, 2019 and 24,421,835 at March 31, 2020)	325,350	324,388	321,502
Retained earnings	1,067,437	1,089,718	1,076,760
Accumulated other comprehensive loss	(122,262)	(104,310)	(151,597)
Total Universal Corporation shareholders' equity	1,270,525	1,309,796	1,246,665
Noncontrolling interests in subsidiaries	46,490	43,415	42,619
Total shareholders' equity	1,317,015	1,353,211	1,289,284

Total liabilities and shareholders' equity	$2,388,641	$2,150,719	$2,120,921

See accompanying notes.

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UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2020	2019
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$55,590	$59,960
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	32,626	27,500
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	2,753	93
Foreign currency remeasurement (gain) loss, net	(8,823)	(2,179)
Foreign currency exchange contracts	(7,723)	(698)
Restructuring and impairment costs	19,979	—
Restructuring payments	(5,179)	(444)
Change in estimated fair value of contingent consideration for FruitSmart acquisition	(4,173)	—
Other, net	5,260	3,412
Changes in operating assets and liabilities, net	(51,687)	(260,542)
Net cash provided (used) by operating activities	38,623	(172,898)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(33,794)	(21,692)
Purchase of business, net of cash held by the business	(161,095)	—
Proceeds from sale of property, plant and equipment	4,086	2,946
Other	(800)	496
Net cash used by investing activities	(191,603)	(18,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	57,207	41,201
Issuance of long-term debt	150,000	—
Dividends paid to noncontrolling interests	(3,695)	(3,359)
Repurchase of common stock	—	(20,125)
Dividends paid on common stock	(56,301)	(56,601)
Other	(1,949)	(2,883)
Net cash provided (used) by financing activities	145,262	(41,767)

Effect of exchange rate changes on cash	1,693	93
Net decrease in cash, restricted cash and cash equivalents	(6,025)	(232,822)
Cash, restricted cash and cash equivalents at beginning of year	107,430	297,556

Cash, restricted cash and cash equivalents at end of period	$101,405	$64,734

Supplemental Information:
Cash and cash equivalents	$95,405	$64,734
Restricted cash (Other noncurrent assets)	6,000	—
Total cash, restricted cash and cash equivalents	$101,405	$64,734

See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is an agri-products supplier. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. During the three months ended December 31, 2020, the Company realigned its reportable operating segments. As a result of this realignment, the Company now reports two reportable operating segments, Tobacco Operations and Ingredients Operations. See Note 3 for additional information. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except share and per share data) (Unaudited)	2020	2019	2020	2019

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$33,273	$25,966	$48,049	$56,115

Denominator for basic earnings per share
Weighted average shares outstanding	24,677,122	24,931,711	24,646,342	25,058,525

Basic earnings per share	$1.35	$1.04	$1.95	$2.24

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$33,273	$25,966	$48,049	$56,115

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,677,122	24,931,711	24,646,342	25,058,525
Effect of dilutive securities
Employee and outside director share-based awards	141,796	123,343	118,097	119,992
Denominator for diluted earnings per share	24,818,918	25,055,054	24,764,439	25,178,517

Diluted earnings per share	$1.34	$1.04	$1.94	$2.23

NOTE 3. SEGMENT INFORMATION

As a result of recent acquisitions of plant-based ingredients companies in fiscal year 2020 and 2021, during the three months ended December 31, 2020 management evaluated the Company’s global business activities, including product and service offerings to its customers, as well as senior management’s operational and financial responsibilities. This assessment included an analysis of how its chief operating decision maker measures business performance and allocates resources. As a result of this analysis, senior management determined the Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.
The Tobacco Operations segment activities involve selecting, procuring, processing, packing, storing, shipping, and financing leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership
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interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of non-combustible tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.
The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, and dehydrated products. Customers for the Ingredients Operations segment include large multinational food and beverage companies, as well as smaller independent entities. FruitSmart, Silva, and CIFI are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. In December 2020, the Company announced the wind-down of CIFI, a greenfield operation that primarily manufactured both dehydrated and liquid sweet potato products. See Note 4 for additional information about the wind-down of CIFI.
Universal incurs overhead expenses related to senior management, sales, finance, legal, and other functions that are centralized at its corporate headquarters, as well as functions performed at several sales and administrative offices around the world. These overhead expenses are currently allocated to the reportable operating segments, generally on the basis of volumes planned to be purchased and/or processed. Management believes this method of allocation is currently representative of the value of the related services provided to the operating segments. The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows, including a recast of the new reportable operating segments presentation for all periods presented below:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars) (Unaudited)	2020	2019	2020	2019

SALES AND OTHER OPERATING REVENUES
Tobacco Operations	$623,851	$503,839	$1,278,844	$1,274,853
Ingredients Operations	49,080	1,210	86,923	3,032
Consolidated sales and other operating revenue	$672,931	$505,049	$1,365,767	$1,277,885

OPERATING INCOME
Tobacco Operations	$84,122	$45,478	$107,658	$101,582
Ingredients Operations	(2,451)	(1,432)	(4,698)	(4,473)
Segment operating income	81,671	44,046	102,960	97,109
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (1)	(1,506)	69	(2,089)	(2,281)
Restructuring and impairment costs (2)	(19,979)	—	(19,979)	—
Add: Other income (loss)(3)	—	—	4,173	—
Consolidated operating income	$60,186	$44,115	$85,065	$94,828

(1)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Tobacco Operations), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.
(2)Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.
(3)Other income represents the reversal of a portion of the contingent consideration liability associated with the acquisition of FruitSmart.

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NOTE 4.  RESTRUCTURING AND IMPAIRMENT COSTS

Universal continually reviews its business for opportunities to realize efficiencies, reduce costs, and realign its operations in response to business changes. Restructuring and impairment costs are periodically incurred in connection with those activities.
Ingredients Operations
During the three months ended December 31, 2020, the Company committed to a plan to wind-down its subsidiary, Carolina Innovative Food Ingredients, Inc. ("CIFI"), a sweet potato processing operation located in Nashville, North Carolina. The CIFI operation was a start-up project initially undertaken by the Company in fiscal year 2015. The decision to wind down CIFI is consistent with the Company’s capital allocation strategy to focus on delivering shareholder value through building and enhancing a plant-based ingredients platform, which includes integrating and exploring the synergies of recently acquired businesses FruitSmart and Silva. The Company determined that CIFI was not a strategic fit for the platform’s long-term objectives. CIFI’s single-product focused processing facility and ongoing international pricing pressures, among other factors, created challenges that proved insurmountable. Sales of existing inventory and certain administrative activities at CIFI will continue into fiscal year 2022, but no manufacturing occurred subsequent to December 31, 2020. As a result of the decision to wind down the CIFI operations, the Company will pay termination benefits totaling approximately $0.6 million to employees whose permanent positions are being eliminated, with termination benefits due to be paid before the end of February 2021. In addition to the termination costs, the Company recognized various other costs associated with the wind-down of the CIFI facility. These costs include impairments of property, plant, and equipment (including the factory building), as well as inventory and supply write-downs. The restructuring and impairment charge incurred for the CIFI wind-down was $16.1 million for the three and nine months ended December 31, 2020.

Tobacco Operations
During the three and nine months ended December 31, 2020, the Company incurred $2.6 million of termination and impairment costs associated with restructuring of tobacco buying and administrative operations in Africa, as well as a $0.9 million charge for the liquidation of an idled service entity in Tanzania, and $0.4 million of termination benefits in North America. Total restructuring and impairments costs related to the Tobacco Operations segment for the three and nine months ended December 31, 2020 were $3.9 million.
A summary of the restructuring and impairment costs recorded in the quarter ended December 31, 2020 were as follows:

(in thousands) (Unaudited)	Three Months Ended December 31, 2020

Restructuring costs:
Employee termination benefits	$2,625
Other	1,766
Total restructuring costs	4,391
Impairment costs:
Property, plant and equipment	13,886
Inventory	1,702
Total impairment costs	15,588
Total restructuring and impairment costs	$19,979
For the three and nine months ended December 31, 2020, the restructuring and impairment costs reduced operating income and income before income taxes by $20.0 million, net income attributable to Universal Corporation by $16.1 million, and diluted earnings per share by $0.65.
A reconciliation of the liability for termination benefits through December 31, 2020 is as follows:
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(in thousands)	Nine Months Ended December 31, 2020

Balance at April 1, 2020	$3,404
Costs charged to expense	2,625
Payments	(5,179)
Balance at December 31, 2020	$850
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